Exhibit 10.5

Exhibit 10.5 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SECOND AMENDMENT TO AMENDED AND RESTATED SERVICES AGREEMENT

This SECOND AMENDMENT TO THE AMENDED AND RESTATED SERVICES AGREEMENT (this “Second Amendment”) is made effective as of July 25, 2007 (the “Second Amendment Effective Date”) by and between DIRECTV, Inc., a California corporation (“DIRECTV”), and TiVo Inc., a Delaware corporation (“TiVo”) (collectively, the “Parties”).

Recitals

Whereas, the Parties entered into that certain Amended and Restated Services Agreement having an effective date of March 31, 2005 (the “Services Agreement”) and that certain First Amendment to the Amended and Restated Services Agreement dated April 7, 2006;

Whereas, the Parties wish to amend certain provisions in the Services Agreement and set forth additional understandings related thereto.

Now, Therefore, the Parties agree as follows:

Agreement

Unless stated otherwise, capitalized terms used herein shall have the meanings set forth in the Services Agreement.

1.	Definitions. New Sections 1.10 through 1.13 are hereby added to the Services Agreement to read as follows:

“1.10 “Program Placement” means TiVoVision accessed from a dialog screen within a DIRECTV DVR Receiver’s user interface at the conclusion of a recorded program.

1.11

“Program Placement Launch Date” means the date that a software update that includes Program Placement support has been made available for download via satellite to no less than [*] of DIRECTV DVR Receivers eligible for such update as set forth in a Project Change Request (as defined in the Development Agreement).

1.12	“First Amendment Effective Date” means April 7, 2006.

1.13	“Second Amendment Effective Date” means July 25, 2007.”

2.	DIRECTV’s TiVoVision Use. Section 2.3(a) of the Services Agreement is hereby deleted and replaced in its entirety with the following:

“(a) DIRECTV’s TiVoVision Use. DIRECTV may use the Authoring Tools to create and distribute TiVoVision to DIRECTV DVR Receivers (such use, “DIRECTV’s TiVoVision Use”); provided, however, that DIRECTV may not use the Authoring Tools to create or distribute Program Placements. Notwithstanding the foregoing, following the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

expiration of the Launch Period, DIRECTV will have the right to use the Authoring Tools to create or distribute Program Placements to DIRECTV DVR Receivers upon mutual agreement to pricing terms for sales of Program Placements, such agreement not to be unreasonably withheld or delayed by either Party. [*].”

3.	TiVo’s Hard Disk Allocation; Program Placement Allocation. Section 2.3(c) of the Services Agreement is hereby deleted and replaced in its entirety with the following:

“(c) TiVo’s Hard Disk Allocation; Program Placement Allocation. DIRECTV shall allocate for TiVo’s TiVoVision Use in each DIRECTV DVR Receiver the greater of (i) [*] in such DIRECTV DVR Receiver (assuming use of the best recording quality setting for such DIRECTV DVR Receiver) without regard to the standards or technology employed by or used in such DIRECTV DVR Receiver; or (ii) [*] in such DIRECTV DVR Receiver. Such allocation shall be referred to as the “TiVo Hard Disk Allocation” for each such DIRECTV DVR Receiver.

In addition to the TiVo Hard Disk Allocation, [*] (such period, the “Launch Period”), DIRECTV shall allocate in each DIRECTV DVR Receiver [*] in such DIRECTV DVR Receiver (assuming use of the best recording quality setting for such DIRECTV DVR Receiver) without regard to the standards or technology employed by or used in such DIRECTV DVR Receiver. Such additional allocation shall be referred to as the “Program Placement Allocation” for each such DIRECTV DVR Receiver. Without limiting TiVo’s right to distribute TiVoVision (including, but not limited to, distribution of Program Placements) to the Hard Disk Allocation of each DIRECTV DVR Receiver, during the Launch Period, the Program Placement Allocation will be allocated for TiVo’s distribution of Program Placements to DIRECTV DVR Receivers subject to the terms, conditions and restrictions applicable to TiVo’s TiVoVision Use including, but not limited to, the terms, conditions and restrictions set forth in Section 2.3(b) above. Notwithstanding the foregoing, during the [*] (i) DIRECTV will [*] the Program Placement Allocation for TiVo’s use and (ii) subject to technical feasibility, DIRECTV and TiVo will use commercially reasonable efforts to make excess capacity within the Program Placement Allocation available for TiVo’s distribution of Program Placements solely to the extent that such excess capacity is not immaterial and is sufficiently persistent to provide commercial value. Except as expressly agreed by the parties in writing, all rights and obligations of the parties with respect to the Program Placement Allocation shall terminate at the expiration of the Launch Period.

DIRECTV shall use commercially reasonable efforts to avoid broadcasting any content that would overwrite or otherwise make unavailable any data (whether video clips, Showcases or otherwise) resulting from TiVo’s TiVoVision Use in the TiVo Hard Disk Allocation or from TiVo’s Program Placement Use in the Program Placement Allocation. Notwithstanding the foregoing, in the event that DIRECTV causes, or expects to cause, any such data to be overwritten on any DIRECTV DVR Receiver, DIRECTV shall use commercially reasonable efforts to broadcast or re-broadcast any such data to such DIRECTV DVR Receiver as soon as practicable. The parties shall work together in good faith to manage throughout the Term, a process whereby both parties are able to track the status of network hard disk capacity in fielded DIRECTV DVR Receivers in order to assist the reliable delivery and capture of content. Such process shall be used in connection with the management of the TiVo Hard Disk Allocation and Program Placement Allocation as described in this Section 2.3(c).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	Revenue Share for TiVo’s Program Placement Use. A new Section 2.3(i) is hereby added to the Services Agreement to read as follows:

“(i) Revenue Share for Program Placements. Notwithstanding anything in Section 2.3(b) to the contrary, during the Launch Period, TiVo will share revenue resulting from Program Placements distributed to the Program Placement Allocation of DIRECTV DVR Receivers as set forth on Exhibit D hereto. TiVo will pay DIRECTV such amounts [*]. TiVo will include with such payment a report setting forth the Program Placements that were distributed during the applicable [*] to the Program Placement Allocation and the Net Revenue (including a detailed list of all duties, taxes, expenses and commissions that were deducted from gross revenue to calculate Net Revenue, as defined in Exhibit C) associated therewith. The obligations set forth in this Section 2.3(i) will expire upon expiration of the Launch Period, except for outstanding payment obligations as of such date.

5.	Revenue Share for TiVo’s Program Placement Use. A new Section 2.3(j) is hereby added to the Services Agreement to read as follows:

“(j) Recordkeeping; Audit Rights. TiVo shall maintain books and records related to the revenue share set forth in this Section 2.3(i) for no less than [*] after the Launch Period or such longer period as may be required by a timely noticed audit as provided herein. During the Launch Period and for [*] thereafter, DIRECTV shall have the right, at its cost, to appoint an independent auditor, agreed to by TiVo (not to be unreasonably withheld), on sixty (60) days’ advance written notice to TiVo, to examine at TiVo’s premises TiVo’s books and records that directly relate to the revenue share set forth in this Section 2.3(i). Such examination right may be exercised once per twelve (12) months and once audited, books, records and revenue share payments for a given time period may not be subsequently reaudited. DIRECTV will ensure that such independent auditor conducts such examination during TiVo’s regular business hours and in a manner that does not unreasonably interfere with TiVo’s business activities. Such independent auditor will determine TiVo’s compliance with such payment obligations and report such determination in writing to each of TiVo and DIRECTV. If any such examination reveals a discrepancy in the amount actually paid to DIRECTV and the amount which should have been paid to DIRECTV, then (i) in the event of an overpayment by TiVo, DIRECTV shall promptly pay to TiVo the amount by which DIRECTV was overpaid, and (ii) in the event of any underpayment by TiVo, TiVo shall promptly pay to DIRECTV the amount by which DIRECTV was underpaid, [*].”

6.

Approved Lead Generation. Between [*] and [*], the Parties will discuss and negotiate in good faith revisions to Exhibit C of the Services Agreement to encourage and facilitate sales of Lead Generation and Submission Functionality. Such revisions may, but are not required to, include the following, (i) [*] and (ii) [*]. Nothing in this Section

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

will be deemed an agreement to execute a definitive agreement. Each party shall be solely liable for all of its own fees, costs and other expenses in conjunction with such discussions and negotiations. For the sake of clarity, all obligations under this Section will expire if the parties have not executed a definitive agreement related revisions to Exhibit C of the Services Agreement by 5:00 pm California local time on [*].”

7.	Exhibit C. A new Exhibit C is added to the Services Agreement as set forth in Attachment 1 to this Second Amendment.

8.	Effect of Amendment; Counterparts. Except as expressly modified herein, all other terms and condition of the Services Agreement shall remain in full force and effect. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

In Witness Whereof, TiVo and DIRECTV have duly executed this Second Amendment by their respective duly authorized officers.

TiVo Inc.		DIRECTV, Inc.

By:	/s/ Naveen Chopra	By:	/s/ Derek Chang
Name:	Naveen Chopra	Name:	Derek Chang
Title:	Vice President	Title:	Executive Vice President
Date:	July 30, 2007	Date:	July 26, 2007

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 1

“EXHIBIT C

Program Placement Revenue Share Under Section 2.3(i)

Cumulative Net Revenue from Program Placement Sales	% of Net Revenue paid to DIRECTV
For all amounts up to and including US [*]	[*]
For amounts greater than US [*] but less than or equal to US[*]	[*]
For amounts greater than US [*]	[*]

“Net Revenue” means the gross amount collected by TiVo from any third party in connection with the sale of any Program Placement that is distributed to the Program Placement Allocation (as set forth in Section 2.3(c)) and attributable to DIRECTV DVR Receivers less (i) duties and taxes assessed on collected revenues; (ii) actual and reasonable out-of-pocket expenses for creation and distribution of such Program Placement; (iii) and actual commissions paid (not to exceed 15% of gross amount) in connection with sales of Program Placements.

For the sake of this Exhibit D, “Cumulative Net Revenue from Program Placement Sales” represents the cumulative amount of Net Revenue for sales of Program Placements that are distributed to the Program Placement Allocation and attributable to DIRECTV DVR Receivers for the duration of the Launch Period (as defined in Section 2.3(c)).”

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.